Exhibit 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

THIRD QUARTER NET INCOME OF $949,000

PALM SPRINGS, CA: October 31, 2007 - Canyon Bancorp (OTCBB: CYBA) today announced net income of $949,000 or $0.39 per diluted share for the third quarter ended September 30, 2007 compared to income of $1,078,000 or $0.45 per diluted share for the third quarter of 2006. For the nine months ended September 30, 2007, Canyon Bancorp earned $3,098,000, or $1.28 per diluted share compared to $3,087,000 or $1.28 per diluted share for the same period of 2006.

Other financial highlights for the third quarter 2007 compared to the same period in 2006:

•	Total assets increased $31.9 million or 12.9 percent to $279.9 million.

•	Net loans receivable increased $40.4 million or 20.2 percent to $240.1 million.

•	Total deposits increased $6.7 million or 3.0 percent to $230.0 million.

•	Book value per share increased $1.45 or 13.8 percent to $11.93.

•	Total shareholders’ equity increased by $5.0 million or 21.7 percent to $27.9 million.

•	Net interest margin for the third quarter 2007 was 5.91 percent.

President and CEO Stephen G. Hoffmann said, “We are pleased in these more challenging times to have recognized growth in assets, loans and deposits. We have increased our market share of deposits in the Coachella Valley and loan quality remains strong. Income has been affected by a compression in our net interest margin and by the slow down in the real estate industry. However, we kept noninterest expense in check.”

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	9/30/2007 (Unaudited)	12/31/2006 (Audited)	9/30/2006 (Unaudited)
Assets
Cash and cash equivalents	$12,833	$20,569	$13,212
Interest-bearing deposits in other financial institutions	—	2,000	3,000
Investment securities available for sale	15,849	14,250	22,617
Federal Home Loan Bank, Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,597	1,558	1,540
Loans held for sale	1,046	752	—
Loans receivable, net	240,100	202,881	199,747
Furniture, fixtures and equipment	4,290	4,548	4,593
Income tax receivable	—	276	—
Deferred tax asset	1,671	1,713	1,632
Other assets	2,534	3,821	1,699

Total Assets	$279,920	$252,368	$248,040

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$71,229	$90,248	$82,909
NOW accounts	12,294	9,645	7,940
Savings and money market	80,715	67,770	78,266
Time certificate of deposits	65,771	58,767	54,233

Total Deposits	230,009	226,430	223,348

Other borrowed funds	20,000	—	—
Other liabilities	1,971	1,515	1,729

Total Liabilities	251,980	227,945	225,077

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; authorized 10,000,000 shares; 2,342,882, 2,316,627 and 2,191,885 shares issued and outstanding as of September 30, 2007, December 31, 2006 and September 30, 2006, respectively	21,157	20,803	17,621
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale	(41)	(106)	(140)
Retained earnings	6,824	3,726	5,482

Total Stockholders’ Equity	27,940	24,423	22,963

Total Liabilities and Stockholders’ Equity	$279,920	$252,368	$248,040

CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and nine months ended September 30, 2007 and 2006

(Dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Interest income:
Loans receivable	$5,148	$4,528	$14,888	$12,508
Federal funds sold	89	164	477	646
Interest bearing deposits in other financial institutions	12	31	68	119
Investment securities available for sale	191	239	470	714

Total interest income	5,440	4,962	15,903	13,987
Interest expense:
Deposits	1,570	1,134	4,436	2,875
Other borrowed funds	70	—	—	—

Total interest expense	1,640	1,134	4,436	2,875

Net interest income	3,800	3,828	11,467	11,112
Provision for loan losses	210	100	410	425

Net interest income after provision for loan losses	3,590	3,728	11,057	10,687

Noninterest income:
Service charges and fees	173	144	512	423
Loan related fees	121	130	387	431
Lease administration fees	132	299	540	974
Automated teller machine fees	173	149	520	448
Net gain (loss) on disposition of fixed assets	—	—	—	(3)

Total noninterest income	599	722	1,959	2,273

Noninterest expenses:
Salaries and employee benefits	1,317	1,373	3,971	4,075
Occupancy and equipment expense	381	392	1,107	1,087
Professional fees	82	102	276	268
Data processing	147	138	430	401
Marketing and advertising expense	112	99	327	320
Director and shareholder expense	124	112	390	364
Other operating expense	429	396	1,303	1,218

Total noninterest expenses	2,592	2,612	7,804	7,733

Earnings before income taxes	1,597	1,838	5,212	5,227
Income Tax Expense	648	760	2,114	2,140

Net earnings	$949	$1,078	$3,098	$3,087

Earnings Per Share:
Basic	$0.41	$0.47	$1.33	$1.35
Diluted	$0.39	$0.45	$1.28	$1.28
Weighted Average Shares Outstanding:
Basic	2,342,506	2,293,984	2,335,051	2,284,269
Diluted	2,415,999	2,409,804	2,420,769	2,409,344

CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Nine Months Ended [1]
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Return on average equity	13.66%	19.10%	15.67%	19.42%
Return on average assets	1.39%	1.69%	1.56%	1.66%
Yield on interest earning-assets	8.46%	8.35%	8.53%	8.12%
Cost of interest-bearing liabilities	3.92%	3.26%	3.93%	2.85%
Net interest margin	5.91%	6.44%	6.15%	6.45%
Non-interest income / average assets	0.88%	1.13%	0.99%	1.22%
Non-interest expense / average assets	3.81%	4.10%	3.93%	4.16%
Net non-interest expense / average assets	2.93%	2.97%	2.94%	2.94%
Net charge-offs/(recoveries) to average loans	0.39%	0.01%	0.23%	0.00%

	as of:
	9/30/2007	12/31/2006	9/30/2006
Capital to assets ratio	9.98%	9.68%	9.26%

Allowance for loan losses / gross loans	1.41%	1.66%	1.65%
Loan to deposit ratio	106.3%	91.4%	91.3%
Adversely classified loans to gross loans	1.2%	1.1%	2.0%
Demand deposit accounts / total deposit accounts	31.1%	39.9%	37.1%
Book value per share [2]	$11.93	$10.54	$10.48

[1]	Interim periods annualized

[2]	Prior year restated for past stock dividends and splits